--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 NETEGRITY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
           DELAWARE                                       04-2911320
(STATE OR OTHER JURISDICTION OF             (IRS EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)


                      245 WINTER STREET, WALTHAM, MA 02154
                                  (781)890-1700
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMES E. HAYDEN
                             CHIEF FINANCIAL OFFICER
                                 NETEGRITY, INC.
                                245 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02154
                                  (781)890-1700
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             DAVID P. KREISLER, ESQ.
                           HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 951-6600

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                Proposed Maximum      Proposed Maximum
   Title of Each Class of      Amount to be    Offering Price Per    Aggregate Offering     Amount of
Securities to be Registered     Registered         Share (1)            Price (1)         Registration Fee
---------------------------    ------------    ------------------    ------------------   ----------------
   Common Stock, par           795,651             $  10.50             $  8,354,336          $  2,323
   value $.01 per share        shares
---------------------------    ------------    ------------------    ------------------   ----------------



(1) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Stock Market on March 31, 1999 in accordance with Rule 457 under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED APRIL 8, 1999

                                 795,651 SHARES

                                 NETEGRITY, INC.

                                  COMMON STOCK

     The stockholders of Netegrity, Inc. listed below are offering and selling 795,651 shares of common stock, par value $0.01 per share, of Netegrity, Inc. All of the stockholders obtained their shares of Netegrity common stock on February 8, 1999, by virtue of a stock purchase agreement.

     The selling stockholders may offer their Netegrity common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     Netegrity's common stock is listed on the Nasdaq SmallCap Stock Market with the ticker symbol "NETE." On March 31, 1999, the closing price of one share of Netegrity common stock on the Nasdaq SmallCap Stock Market was $11.1875 per share.

                            -------------------------
                               SEE "RISK FACTORS"
                           BEGINNING ON PAGE 3 HEREOF.
                            -------------------------


              THE DATE OF THIS PROSPECTUS IS ___________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information Netegrity files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-__________).

     - Netegrity's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999.

     - Netegrity's Current Reports on Form 8-K filed on January 15, 1998 and June 12, 1998.

     -    Netegrity's Current Report on Form 8-K/A filed on April 29, 1998.

     - Netegrity's Definitive Proxy Statement dated April 9, 1999, filed on March 19, 1999 in connection with Netegrity's May 11, 1999 Annual Meeting of Stockholders.

     - Netegrity's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, filed on May 15, 1998, August 11, 1998 and November 12, 1998, respectively.

     - All documents filed by Netegrity under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this prospectus.

     If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus.

     If you are a stockholder, you can obtain any of the documents incorporated by reference through Netegrity or the SEC. Documents incorporated by reference are available from Netegrity without charge, excluding all exhibits. You may obtain documents incorporated by reference in prospectus by requesting them in writing to the following address or by telephone:

                                 Netegrity, Inc.
                          Attention: Investor Relations
                                245 Winter Street
                          Waltham, Massachusetts 02451
                                 (781) 890-1700

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROSPECTUS IS ACCURATE AS OF ANY DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                                   THE COMPANY

     We design, develop, market and support software for controlling user access to electronic commerce applications. We also offer a full range of professional services to integrate, implement and support our software product offering. Our customers are Fortune 2000 companies and smaller organizations whose business model is built on intensive Internet use. These companies use electronic commerce as a means to interact with their customers, suppliers, partners and employees. Typical industries include the financial services, high tech, manufacturing, telecommunications and insurance industries, as well as academia and the government. Our dedicated focus on intranet and extranet security helps customers design electronic business applications that allows them to securely exchange mission-critical information.

     Four major technologies are used to build electronic commerce sites: authentication products to identify users, directory servers to store user names, application servers to transact business, and Web servers to publish the information. These four disparate technologies are not easily integrated, resulting in an electronic commerce site that is both difficult to navigate and very difficult to manage. Our flagship software product, SiteMinder(R), offers a solution to this problem by integrating with these technologies and providing the policies by which the applications can function efficiently. As the industry's first directory-enabled secure user management system, SiteMinder provides centralized access control, single sign-on and distributed management for electronic commerce applications. This new category of software enables Web administrators to centrally control access to membership-based sites or sites requiring a log-in, while distributing the administrative responsibilities to various individuals. It also provides end-users with the benefit of single sign-on and personalized Web content. SiteMinder has been designed to be open and extensible and work with leading security technologies, Web servers, and application development platforms.

     We have also been involved in the network security market since 1994, when we became the first North American distributor and reseller of Check Point Software Technologies, Ltd.'s (ACheck Point@) FireWall-1J. Today, we are a leading U. S. value-added reseller of FireWall-1, distinguishing ourself by providing comprehensive pre-and post-sales support and consulting services.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SHARES OF NETEGRITY COMMON STOCK OFFERED BY THIS PROSPECTUS. THE DISCUSSION CONTAINED IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. THESE FORWARD LOOKING STATEMENTS USE LANGUAGE SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," OR "ANTICIPATES" OR SIMILAR EXPRESSIONS AND MAY INCLUDE DISCUSSIONS OF FUTURE STRATEGY. THE RISK FACTORS DESCRIBED BELOW APPLY TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH AND COMMERCIAL ACCEPTANCE OF OUR
PRODUCT

     In support of our sales efforts, we conduct our own marketing programs intended to position and promote our products and services. Marketing activities include trade shows, seminars, direct mail, Internet marketing, public relations, and participation in industry programs and forums. We also benefit from joint marketing programs conducted with strategic partners, such as joint seminars and direct mailings, and lead sharing.

     Because our plans call for SiteMinder to produce a substantial portion of our future product and services revenue, any factor adversely affecting sales of our products and services would materially adversely effect us. Our future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of our products and our services. There can be no assurance that we will continue to be successful in marketing our products or any new or enhanced products. In addition, competitive pressures or other factors may result in significant price erosion thereby having a material adverse effect on our financial condition or results of operations.

THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS IS UNCERTAIN

     We provide security management to the electronic commerce market. If either the electronic commerce market or the market for security management for electronic commerce do not grow at a significant rate, our business, operating results and financial condition will be materially adversely affected. Electronic commerce has been used widely for only a short time, and the market for Web development products is new and rapidly evolving. As is typical for new and rapidly evolving industries, demand for recently introduced products is highly uncertain.

OUR PERFORMANCE DEPENDS ON OUR ABILITY TO OBTAIN FOLLOW-ON SALES

     Customers place SiteMinder orders for initial applications or sites with the expectation of placing future orders for follow-on deployments for additional extranet and intranet sides and applications. Our plan calls for receiving substantial follow-on sales from customers. Our future financial performance will depend on the successful deployment of SiteMinder by customers in order to generate follow-on sales. There can be no assurance that customers will place follow-on orders.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS

     To increase our revenue, we must increase the size of our sales force and the number of our indirect channel partners. In particular, we must increase the number of strategic partnerships and other third-party relationships with vendors of Internet-related systems, application software and resellers and systems integrators. In addition, our existing license relationships must generate increased revenues. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and there can be no assurance that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and channel partners.

WE MAY NOT BE PROFITABLE IN THE FUTURE

     Since we began operations, we have incurred substantial net losses in every fiscal period. We cannot predict when we will become profitable, if at all and if we do, that we will remain profitable for any periods. Failure to achieve profitability may adversely affect the market price of our common stock. For the twelve months ended December 31, 1998, we had a net loss of $5,228,750. As a result of accumulated operating losses, at December 31, 1998, we had an accumulated deficit of $14,628,196. We have generated relatively small amounts of SiteMinder revenue until recent fiscal quarters, while increasing expenditures in all areas, particularly in research and development and sales and marketing, in order to execute our business plan. Although we have experienced revenue growth in connection with SiteMinder in recent periods, it is unlikely that these growth rates are sustainable.

OUR QUARTERLY RESULTS MAY FLUCTUATE

     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarter revenue or operating results fall below our expectations and the expectations of investors, the price of our common stock could fall substantially. There can be no assurance that we will attain predicted quarterly revenue or operating results amounts.

     Our quarterly revenue may fluctuate for several reasons, including the following:

     - continued market acceptance for our SiteMinder product for controlling user access to electronic commerce application;

     - the long sales and deployment cycles for potentially large order sizes of SiteMinder;

     -    the time and execution of individual contracts;

     - the timing and releases of new versions of SiteMinder or other products; and

     -    continued development of our direct and indirect sales channels.

     In addition, because our revenue from services is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenue and operating results.

     Most of our expenses, such as employee compensation and rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses.

WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES

     The market for secure user management and access control is relatively immature and will become highly competitive based on the anticipated growth of the electronic commerce market. This market is subject to rapid technological change, and competition is beginning to intensify as a result of the increasing demand for intranet and extranet security products. Until recently, our primary source of competition was from our customers' internal information services departments that had been building their own solutions. Today, we are also experiencing competition from a number of new technologies from companies like Aventail Corporation, DASCOM, enCommerce, Inc., Intellisoft, SecureSoft, Inc., and Sirrus Corporation. We expect that additional larger competitors will appear in the future as the market matures. Current and potential competitors have established or may in the future establish cooperative relationships with third parties to increase the availability of their products to the marketplace. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Potential competitors may have significantly greater financial, marketing, technical and other competitive resources than we have. Many of these factors are out of our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUSTAIN CURRENT REVENUES RELATING TO THE FIREWALL RESELLER BUSINESS

     Our firewall reseller business experiences competition from companies that compete with Check Point's FireWall-1 product such as Axent Technologies, Trusted Information Systems, Inc., Cisco Systems, Inc., as well as other resellers of the FireWall-1 product. There can be no assurance that we can maintain the current levels of revenue generated by our firewall reseller business.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

     We have been experiencing a period of rapid growth that has been placing a significant strain on all of our resources. From December 31, 1997 to March 30, 1999, the number of our employees increased from 40 to 70. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. Any failure to do so could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET

     Qualified personnel are in great demand throughout the software industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our future success depends to a significant degree on the skill, experience and efforts of our officers and other key employees, as well as our ability to retain and motivate our officers and key employees. The loss of our officers or key employees could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our officers and key employees to work effectively as a team.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS

     We depend upon a combination of patent and trademark laws, license agreements, non-disclosure and other contractual provisions to protect proprietary and distribution rights in our products. In addition, we attempt to protect our proprietary information and those of our vendors and partners through confidentiality and/or license agreements with our employees and others. Despite these precautions, it may be possible for unauthorized third parties to obtain information that we regard as proprietary and/or confidential.

OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY

     Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to understand such reengineering would be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS CONTAIN ERRORS

     Software products as complex as ours may contain undetected errors or "bugs" which result in product failures. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     In the future, we may pursue acquisitions to obtain complementary products, services and technologies. At present, we have no agreements or other arrangements with respect to any acquisition. An acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrating the acquired business with our existing business.

     To pay for an acquisition, we might use capital stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use capital stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO ENHANCE EXISTING PRODUCTS AND DEVELOP NEW PRODUCTS

     We believe our future success will depend in large part on our ability to enhance and broaden our existing product line to meet the evolving needs of the market. There can be no assurance that we will be able to respond effectively to technological changes or new industry standards or developments. In addition, we could be adversely affected if we were to incur significant delays or be unsuccessful in developing new products or enhancing our existing products, or if any such enhancements or new products do not gain market acceptance. In addition, a number of factors, including the timing of product introductions and enhancements by us or our competitors, market acceptance of new products, or customer order deferrals in anticipation of new products, may cause variations in our future operating results.

VOLATILITY OF STOCK PRICE

     Our stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technological innovations by us or our competitors, quarterly variations in our results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting our stock price. In addition, the stock price may be affected by general market conditions and domestic and international economic factors unrelated to our performance. Because of these reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

WE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES

     Many currently installed computer systems and software products are dependent upon internal calendars coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     We are currently assessing whether our products will be adversely affected by date changes in the Year 2000. However, there can be no assurances that our current products do not contain undetected errors or defects associated with Year 2000 date functions that may result in material costs to us. Additionally, there can be no assurance that third-party products with which we have material relationships are Year 2000 compliant. Specific factors may result in a third-party application used in conjunction with our products that may not be Year 2000 compliant. Users must test their unique combination of hardware, system software, and transaction and application software in order for Year 2000 compliance to be achieved.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the Netegrity shares will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any proceeds from sales of the Netegrity shares.

                                 DIVIDEND POLICY

     We have never paid cash dividends on its common stock. While subject to periodic review, the current policy of the Board of Directors is to retain all earnings to provide funds for our continued growth.

                              SELLING STOCKHOLDERS

     The shares listed below represent all of the shares that each selling stockholder currently owns:

                                                                                 SHARES WHICH
                                                 SHARES BENEFICIALLY              MAY BE SOLD                     SHARES
                                                      OWNED (1)                   PURSUANT TO               BENEFICIALLY OWNED
                                                  PRIOR TO OFFERING             THIS PROSPECTUS             AFTER OFFERING (2)
                                                                                ---------------
                                           -------------------------------                            ------------------------------
           SELLING STOCKHOLDER                 NUMBER          PERCENT                                    NUMBER          PERCENT
           -------------------                 ------          -------                                    ------          -------
Fidelity Securities Fund:  Fidelity OTC
Portfolio(3)                                     700,000        *                700,000                        ---       *
Pequot Offshore Private Equity Fund, Inc.        553,042(3)     *                  9,772                    543,270(4)    *
Pequot Private Equity Fund, LP                 4,368,034(5)     *                 77,184                  4,290,850(5)    *
Anthony J. Medaglia, Jr.(6)                       11,695        *                  8,695                      3,000       *

*   Less than 1.0% of the Company's outstanding Common Stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes that each selling stockholder will sell all of the Netegrity shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the selling stockholders will sell all or any of the Netegrity shares offered under this prospectus.

(3) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
         Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of April 5, 1999.

(4) Includes 374,608 shares of Series D Convertible Preferred Stock which is automatically convertible in Common Stock at the option of the holder and 168,662 Warrants.

(5) Includes 2,958,726 shares of Series D Convertible Preferred Stock which is automatically convertible in Common Stock at the option of the holder and 1,332,124 Warrants.

(6) Mr. Medaglia is the Secretary of Netegrity and a stockholder of Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to Netegrity.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the shares may be effected directly to purchasers by the selling stockholders or by any donee or pledgee of any such selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) or on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market, (iii) through the writing of put on call options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sale of the shares, (iv) through the distribution of the shares by any selling stockholder to its partners, members or shareholders or
(v) through a combination of any of the above. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of shares may be deemed to be underwriters, and any profit on the sale of shares by them and any discounts, concessions or commission received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Netegrity's Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the shares by the selling stockholders.

     We have agreed to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of the date upon which all of the Netegrity shares are sold or February 8, 2001.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts, counsel to the Company.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 1998 and December 31, 1997 and for the three years in the fiscal year ended December 31, 1998 and 1997, and the nine-month transition period ended December 31, 1996 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

NO ONE (INCLUDING ANY SALESMAN OR BROKER)
IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN
INFORMATION ABOUT THIS OFFERING THAT IS NOT
INCLUDED IN THIS PROSPECTUS.


                             ----------------------





                                TABLE OF CONTENTS

PAGE

Where You Can Find More Information........................2
Incorporation of Certain Documents By Reference............2
The Company................................................3
Risk Factors...............................................3
Use of Proceeds............................................7
Selling Stockholders.......................................8
Plan of Distribution.......................................9
Legal Matters..............................................9
Experts....................................................9








                                 NETEGRITY, INC.

                                 795,651 SHARES

                                       OF

                                  COMMON STOCK

                                   PROSPECTUS


                                  ________, 1999

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Netegrity will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee.............................................$ 2,323
Nasdaq SmallCap Stock Market Listing Fee.........................  7,500
Legal fees and expenses.......................................... 10,000
Printing fees and expenses.......................................  2,000
Miscellaneous expenses...........................................    177


Total............................................................$22,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of Netegrity (Article V) provide the following:

     SECTION 5.1 THIRD PARTY ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each an "Indemnitee"), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     SECTION 5.2 DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

     SECTION 5.3 EXPENSES. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 5.1 and 5.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     SECTION 5.4 AUTHORIZATION AND REQUEST FOR INDEMNIFICATION.

          (a) Any indemnification requested by the Indemnitee under Section 5.1 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          (b) Any indemnification requested by the Indemnitee under Section 5.2 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the

Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of the Indemnitee's duty to the Corporation unless and only to the extent that any court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     SECTION 5.5 ADVANCE PAYMENT OF EXPENSES. Subject to Section 5.4 above, the Corporation shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Corporation. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation. The advances to be made hereunder shall be paid by the Corporation to or on behalf of the Indemnitee within 30 days following delivery of a written request therefor by the Indemnitee to the Corporation.

     SECTION 5.6 NON-EXCLUSIVENESS. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 5.7 INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

     SECTION 5.8 CONSTITUENT CORPORATIONS. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     SECTION 5.9 ADDITIONAL INDEMNIFICATION. In addition to the foregoing provisions of this Article V, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorney's fees) if such person is determined (in the manner prescribed in Section 5.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

ITEM 16. EXHIBITS

5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2      Consent of Counsel (included in Exhibit 5.1).

24.1      Power of Attorney (included on page II-3).

ITEM 17. UNDERTAKINGS

     A. UNDERTAKING PURSUANT TO RULE 415

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE AND ANNUAL AND QUARTERLY REPORTS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Waltham, Commonwealth of Massachusetts, on this of April 8, 1999.

                                    NETEGRITY, INC.

                                    By: /s/ James E. Hayden
                                       -----------------------------------------
                                       James E. Hayden
                                       Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below severally constitutes and appoints James E. Hayden with the power to act as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                          TITLE                                      DATE
 /s/ Barry N. Bycoff
------------------------------
Barry N. Bycoff                    President, Chief Executive Officer and                    April 7, 1999
                                   Director

 /s/ James E. Hayden
------------------------------
     James E. Hayden               Chief Financial Officer, Vice President of                April 7, 1999
                                   Finance and Administration and Treasurer

 /s/ Eric R. Giler
------------------------------
     Eric R. Giler                 Director                                                  April 7, 1999

 /s/ Michael L. Mark
------------------------------
     Michael L. Mark               Director                                                  April 7, 1999

 /s/ James P. McNiel
------------------------------
     James P. McNiel               Director                                                  April 7, 1999



 /s/ Milton J. Pappas
------------------------------
Milton J. Pappas                   Director                                                  April 7, 1999

 /s/ Ralph B. Wagner
------------------------------
Ralph B. Wagner                    Director                                                  April 7, 1999

 /s/ Stephen L. Watson
------------------------------
Stephen L. Watson                  Chairman of the Board                                     April 7, 1999
                                   Director




INDEX TO EXHIBITS

5.1       Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2      Consent of Counsel (included in Exhibit 5.1).

24.1      Power of Attorney (included on page II-3).